Exhibit 4.3a
CONSULTING AGREEMENT
THIS AGREEMENT dated for reference and effective the 1st day of September 2007.
BETWEEN:
SOUTHWESTERN GOLD (BERMUDA) LIMITED, a company incorporated under the laws of Bermuda and having an office at 4th Floor, Jardine House, 33 Reid Street, Hamilton, Bermuda HM11.
(the “Company”)
AND:
RIDGE RESOURCES CORPORATION, a company incorporate under the laws of Delaware and having an office at 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808 USA.
(the “Consultant”)
WHEREAS:
1.	The Consultant is in the business of providing specialized mineral exploration consulting services.

2.
The Company requires the services of a consultant and the Consultant represents that the Consultant is qualified and desires to perform the services required by the Company as a consultant to and not as an employee of the Company.

The parties agree as follows:
1.	ENGAGEMENT OF CONSULTANT
1.1
The Consultant hereby agrees to provide consulting services with respect to those matters described in Schedule “A” when requested by the Company and additional services that are requested by the Company from time-to-time and accepted by the Consultant (the “Services”).

1.2
The Consultant will perform the Services in an efficient, competent, timely and professional manner and provide the standard of care, skill, and diligence normally provided by competent professionals in the performance of services similar to the Services contemplated by this Agreement.

1.3	The Services shall be performed in their entirety outside Canada.

1.4	During the term of this Agreement, the Consultant will:
1.4.1	devote so much time and attention as is required to complete, or cause the completion of, the Services on a timely basis;

1.4.2	perform the Services at such times, by such means and in such a manner as are determined by the Company; and

1.4.3
provide Services from the Consultant’s primary business location, as set forth in the preamble to this Agreement above, or, as required and requested by the Company, at its offices or other locations specified by the Company.

2.	COMPENSATION AND EXPENSES
2.1	The Company will pay the Consultant for Services performed in accordance with the terms of Schedule “B”. Such compensation will be the sole compensation for the Consultant.

2.2
The Consultant will be responsible for all of its own general expenses arising from the performance of its obligations under this Agreement. The Company will reimburse the Consultant for all pre-authorized travel and other expenses, including out-of-pocket expenses, actually and properly incurred by the Consultant in connection with the provision of Services; provided that the Company, in its sole discretion, agrees that such expenses were actually and properly incurred; and further provided that the Consultant furnishes receipts to the Company in respect of such expenses.

2.3
Except as otherwise provided in herein, the Consultant will prepare and submit monthly to the Company a detailed statement of fees and expenses, including any applicable taxes. The statement will set forth the number of days the Consultant performed Services and will be accompanied by evidence substantiating expenses incurred. Subject to verification by the Company, payment of amounts due will be made by the Company within thirty (30) days after receipt of such statements.

2.4	The Consultant shall maintain and have available, at the Consultant’s expense, such facilities and equipment as is required by the Consultant to perform the Services.
3.	TERM
3.1	This Agreement will be for the term specified in Schedule “C” hereto.
4.	NATURE OF THE RELATIONSHIP
4.1
It is expressly agreed, represented and understood that the parties have entered into an arm’s length independent contract for the rendering of the Services and that the Consultant shall at all times be an independent contractor with control over the manner and means of its performance of its obligations hereunder, and not an employee, agent or servant of the Company. Neither this Agreement, nor any action of the parties under this Agreement, will create or will be deemed to create a partnership, joint venture, master/servant, employer/employee, principal/agent or any relationship other than an independent contractor providing an independent service for which the Company will be invoiced according to the terms and conditions of this Agreement.

4.2
Neither the Consultant nor its employees, subcontractors or agents shall be entitled, as a result of or pursuant to this Agreement, to rights or privileges applicable to employees of the Company including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Company and its employees.

4.3
The Consultant shall be responsible for providing, training and managing its employees and shall take full responsibility for its employees, and without limiting the generality of the foregoing, shall be responsible for (a) payment of all of its employee training costs and (b) for payments to all proper authorities of all remittances required by applicable law or regulation under applicable tax and other laws, including payments for employment insurance premiums, pension contributions, worker’s compensation premiums, contributions to any social insurance, medical insurance, housing funds and all other similar payments and assessments arising as a result of providing Services hereunder by the Consultant (collectively the “Remittances”).

4.4
At the request of the Company, the Consultant agrees to provide the Company with verification of payment by the Consultant of all Remittances due by the Consultant during the prior calendar quarter as a result of compensation paid hereunder. If the Company does not receive such verification of payment in a timely manner or is not satisfied with such verification the Consultant authorizes the Company to deduct from the compensation paid hereunder from time to time such sums as may be reasonably required to pay for such Remittances.

4.5	The Consultant hereby represents and warrants that the Consultant is a non-resident of Canada.

5.	REPORTING
5.1	The Consultant shall report to the Company’s representative specified in Schedule “D” hereto.
6.	NON-DISCLOSURE AND NON-COMPETE
6.1	The Consultant agrees to concurrently execute a confidentiality and non-compete agreement (the “Confidentiality Agreement”) in the form attached as Schedule “E” hereto.
7.	COMPLIANCE WITH LAWS
7.1
The Consultant will comply with all requirements of any applicable local law, rule or regulation. The Consultant hereby represents and warrants that the Consultant has, and hereby covenants to maintain in good standing, all licenses, work permits or other authorizations required to enable the Consultant to perform Services under this Agreement in the jurisdiction where the Services are to be performed.

8.	TERMINATION
8.1
In the event that the Consultant violates any of the material provisions of this Agreement or fails in a material way to properly perform the Services then, at the option of the Company, this Agreement will at once cease and terminate upon notice of same to the Consultant by the Company.

8.2	Either party may terminate this Agreement for any reason upon thirty (30) days written notice to the other party.

8.3	Under circumstances where this Agreement has been terminated pursuant to Section 8.1 or Section 8.2 above, the parties shall be under no further obligation to one another, other than:
8.3.1
the Company shall have the obligation to pay all amounts owed to the Consultant with respect to: (a) such Services as have been performed by the Consultant up to the date of the termination of this Agreement for which the Company has not previously paid the Consultant, and (b) expenses actually and properly incurred by the Consultant in connection with the provision of the Services for which the Consultant has not been reimbursed by the Company pursuant to Section 2.2 of this Agreement;

8.3.2	the obligations of the Consultant pursuant to the Confidentiality Agreement shall continue in accordance with the terms thereof; and

8.3.3	the Consultant will be responsible for preparing and delivering to the Company a final report on the Services provided within 15 days of the date of termination.
9.	ASSIGNMENT AND SUBCONTRACTING
9.1	Neither party may assign this Agreement in whole or in part.

9.2
The Consultant may subcontract the provision of the Services or any obligation of the Consultant under this Agreement. Subcontracting shall not derogate from the liability of the Consultant to perform the Services or its obligations hereunder.

10.	NOTICES
10.1
Any notice required or permitted to be given under this Agreement will be in writing and may be delivered personally or by telex or facsimile or by pre-paid registered post addressed to the parties at the above mentioned addresses or at such address of which notice may be given by either of such parties. Any notice will be deemed to have been received if personally delivered or delivered by telex or facsimile, on the date of such delivery, and, if mailed as aforesaid, then on the fourth business day after the day of mailing.

11.	ENTIRE AGREEMENT
11.1
This Agreement and the Confidentiality Agreement contain the entire agreement between the parties hereto pertaining to the subject matter hereof and thereof, and such agreements supersede and replace all previous written and oral agreements among the parties hereto.

12.	AMENDMENTS AND WAIVER
12.1
This Agreement may only be amended by further written agreement executed and delivered by the Consultant and the Company. Except as otherwise provided, no waiver or consent by a party to any breach or default by the other party will be effective unless evidenced in writing, executed and delivered by the party so waiving or consenting and no waiver or consent effectively given as aforesaid will operate as a waiver of or consent to any further or other breach or default in relation to the same or any other provision of this Agreement.

13.	INTERPRETATION
13.1
This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia, Canada. Notwithstanding the foregoing, it is agreed that either party may commence an action in respect of the enforcement of rights hereunder in any jurisdiction in which the other party resides, has assets, carries on business or has an office.

13.2	All headings used in this Agreement are for convenience of reference only and are not to be used in the aid of interpretation of this Agreement.

13.3
If any term, covenant or condition of this Agreement or the application thereof to any party or circumstances is deemed to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such term, covenant or condition to a party or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby and each remaining term, covenant or condition of this Agreement will be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

Signed on behalf of SOUTHWESTERN GOLD	)
(BERMUDA) LIMITED by:	)
)
/s/ Alastair Macdonald Authorized Signatory	) )

Signed on behalf of RIDGE RESOURCES CORPORATION by:	) )
)
/s/ Stanley Myers Authorized Signatory	) )

THESE ARE SCHEDULES “A” TO “D” TO THE CONSULTING AGREEMENT BETWEEN
SOUTHWESTERN GOLD (BERMUDA) LIMITED AND RIDGE RESOURCES CORPORATION
SCHEDULE “A”
Services to be provided are as follows:
The Consultant, in the position of Exploration Manager — Latin America, shall manage and carry out all aspects of mineral exploration activities, within Peru and other parts of Latin America, but possibly elsewhere in the world.
SCHEDULE “B”
As consideration for the Services, the Consultant shall be entitled to the following compensation and benefits from the Company:
1.
The Company will pay the Consultant each calendar month the sum of US$5,125 for each calendar month that Services are provided, payable in accordance with the terms of the Agreement. The Consultant will provide Services for a maximum 20 days per calendar month.

2.	The Consultant will be entitled to a housing allowance in the maximum amount of US$24,000 per year.

3.	The Company will provide medical insurance coverage for the Consultant and his family.

4.	The Consultant shall have access and the right to the reasonable use of the Company’s automobiles and drivers.

5.
Commencing February 1, 2008, the Consultant and his immediate family members (spouse and children) will, once per year, be entitled to reimbursement of expenses incurred in such year relating to airfare travel from Peru to Idaho, United States.

6.	The Consultant will be entitled to an education allowance, which will consist of reimbursement for amounts spent on the education of the Consultant’s child, to a maximum amount of USD$ 7,000 per year.
SCHEDULE “C”
The term of this Agreement will be sixteen (16) months commencing on September 1, 2007 unless earlier terminated in accordance with the provisions of the Agreement.
SCHEDULE “D”
The Company’s representative, until further notice, is Timo Jauristo, President and Chief Executive Officer of Southwestern Resources Corp., parent of the Company.

THIS IS SCHEDULE “E” TO THE CONSULTING AGREEMENT BETWEEN
SOUTHWESTERN GOLD (BERMUDA) LIMITED AND RIDGE RESOURCES CORPORATION
CONFIDENTIALITY AND NON-COMPETE AGREEMENT
This Confidentiality Agreement (“Agreement”) is made effective this 1st day of September 2007.
BETWEEN:
SOUTHWESTERN GOLD (BERMUDA) LIMITED, a company incorporated under the laws of Bermuda and having an office at 4th Floor, Jardine House, 33 Reid Street, Hamilton, Bermuda HM11.
(the “Disclosing Party”)
AND:
RIDGE RESOURCES CORPORATION, a company incorporate under the laws of Delaware and having an office at 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808 USA.
(the “Receiving Party”)
WHEREAS the Receiving Party will receive and have access to certain confidential data and information proprietary to the Disclosing Party;
AND WHEREAS the Disclosing Party is prepared to make available, and the Receiving Party will have access to, said confidential data and information;
AND WHEREAS for the purposes of future discussions between the parties, the Receiving Party agrees that any and all disclosures made or data and information provided by the Disclosing Party to it will be subject to the terms and conditions of this Agreement;
NOW, in consideration of the disclosure to it of information by the Disclosing Party, the Receiving Party hereby undertakes, covenants and agrees as follows:
1.	Definitions
For purposes of this Agreement, the following definitions will apply:
a.
“Affiliate”: one corporation is affiliated with another corporation where one of them is the subsidiary of the other or both are subsidiaries of the same corporation or each is controlled by the same corporation;

b.
“Confidential Information” means any and all data, records, reports, compilations, drill hole logs, calculations, opinions, maps, charts, documents and other information whatsoever written or oral and whether or not noted thereon to be confidential provided to the Receiving Party by the Disclosing Party or its Representatives and all summaries, extracts or copies therefrom and all notes, memoranda, reports, studies or analyses based thereon;

c.	“Consulting Agreement” means the consulting agreement, dated as of the date of this Agreement, between the Disclosing Party and the Receiving Party.

d.	“Person” will be interpreted broadly to include individuals, corporations, associations, groups, partnerships and trusts;

e.	“Representative” means any director, officer, employee, or consultant of a party to this Agreement or its Affiliates;

f.	“Services” shall have the meaning ascribed thereto in the Consulting Agreement (defined below); and

g.	“Term” means that period of time specified in paragraph 9.
2.	Covenants of Receiving Party
The Receiving Party covenants and agrees as follows:
a.
The Receiving Party agrees to, and to cause its Representatives to, receive, protect and maintain the Confidential Information in the strictest confidence. The Receiving Party agrees not to, and to cause its Representatives not to, disclose the Confidential Information to any Person except pursuant to an agreement that was entered into by the Receiving Party on terms and conditions that do not contravene, violate or breach, and are not inconsistent with, the operative provisions of this Agreement;

b.	The Receiving Party acknowledges that the release, publication or dissemination of the Confidential Information could be harmful to the Disclosing Party; and

c.
At the request of the Disclosing Party, all materials delivered to the Receiving Party or its Representatives with respect to Confidential Information hereunder and any copies thereof made by the Receiving Party or its Representatives will forthwith be returned to the Disclosing Party and will at all times be deemed to be owned by the Disclosing Party.

3.	Exceptions
This Agreement does not apply to those portions of the Confidential Information (together called the “Non-Confidential Information”) that:
a.	are part of the public domain at the time they are made known to the Receiving Party;

b.
are made known to the Receiving Party without an obligation of confidentiality by a third party who did not acquire knowledge of the details, either directly or indirectly, under an obligation of confidentiality;

c.
after they are made known to the Receiving Party, become part of the public domain through no fault, act or omission of the Receiving Party, its Representatives or of any party to whom the Receiving Party has properly disclosed details of the Confidential Information; or

d.	the Receiving Party can establish were in its possession prior to the date of disclosure of such details by the Disclosing Party.
4.	Consent
Any consent on behalf of the Disclosing Party required or contemplated by this Agreement will only be valid and binding on the Disclosing Party if such consent is in writing and signed by the proper officers of the Disclosing Party.
5.	Acquisition and Services Within the Area of Interest
Except with the prior written consent of the Disclosing Party, which shall not be unreasonably withheld, neither the Receiving Party nor any of its Representatives will, during the Term of this Agreement and for a period of two years thereafter, directly or indirectly, through associates or Affiliates, acquire any property interests, including, without limitation, any exploration concessions, permits, mining or other claims or rights, leases, interests in land, fee lands, surface rights or water rights (each, a “Property Interest”) in any property that is part of, or within, a ten (10) kilometre radius of (the “Area of Interest”), any property in which the Disclosing Party (a) holds a Property Interest at the time of execution of this Agreement, or (b) acquires a Property Interest during the Term of this Agreement, and nor will the Receiving Party provide any Services or services similar to the Services to anyone (other than the Company or its Affiliates) within the Area of Interest.

6.	Action to Prohibit Release of Confidential Information
If the Confidential Information or any part thereof is disclosed by the Receiving Party or its Representatives contrary to the terms of this Agreement, the Receiving Party will at the direction of the Disclosing Party take all steps necessary, including legal action, to prohibit the party in receipt of such Confidential Information from using or dealing with that Confidential Information which has been disclosed to it, and the Receiving Party will indemnify and hold harmless the Disclosing Party if it becomes necessary for the Disclosing Party to take any steps, including legal action, to prohibit such party from using or dealing with that Confidential Information which has been disclosed to it. Receiving Party will defend, hold harmless and indemnify Disclosing Party against all cost, loss, damage and liability of any kind, including legal costs, arising out of any breach of this Agreement by Receiving Party.
7.	Remedies
The parties to this Agreement recognize that a breach by the Receiving Party of any of the covenants herein contained could result in significant, immediate and irreparable harm and damage to the Disclosing Party and that the Disclosing Party could not adequately be compensated for such damages by monetary award alone and, accordingly, the Receiving Party agrees that in the event of any such breach, in addition to all other remedies available to the Disclosing Party at law or in equity, the Disclosing Party will be entitled as a matter of right to apply to a court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with the provisions of this Agreement. Receiving Party agrees to reimburse Disclosing Party for all costs and expenses, including reasonable legal fees, incurred by the Disclosing Party in enforcing the terms of this Agreement. This Agreement is in addition to, and not in substitution for or in derogation of, Disclosing Party’s common law rights or any other explicit or implied terms of the disclosure of the Confidential Information by the Disclosing Party to the Receiving Party.
8.	Reasonableness of Agreement
The Receiving Party agrees that the restrictions contained in this Agreement are reasonable in order to protect the legitimate business interests of the Disclosing Party and waives all defenses to the strict enforcement of such restrictions by the Disclosing Party.
9.	Term
The obligations and undertakings of the Receiving Party hereunder will extend for a period of two (2) years from the termination date of the Consulting Agreement.
10.	Assignability
This Agreement may not be assigned by the Receiving Party without the express written consent of the Disclosing Party.
11.	No Interest
In no event will the Receiving Party be deemed, by virtue of this Agreement, to have acquired any right or interest of any kind, in or to, the Confidential Information.

12.	Governing Law
This Agreement will be governed by the laws of the Province of British Columbia, Canada, and the federal laws of Canada applicable therein, and any proceeding relating to or arising as a consequence of this Agreement will be commenced or maintained only in the courts of British Columbia, Canada.
13.	Severability
If any covenant or provision herein is determined to be void or unenforceable in whole or in part, it will be severable from and will not be deemed to affect or impair the enforceability or validity of any other covenant or provision of this Agreement or any part thereof.
14.	Entire Agreement
This Agreement and the Consulting Agreement contain the entire understanding and agreement between the parties with respect to the subject matter hereunder, including, without limitation, the Confidential Information, and supersedes any prior understandings and agreements relating thereto. No other contract or agreement exists between the parties hereto relating to the Confidential Information.
15.	Execution in Counterparts
This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.
IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

Signed on behalf of SOUTHWESTERN GOLD	)
(BERMUDA) LIMITED by:	)
)
/s/ Alastair Macdonald Authorized Signatory	) )

Signed on behalf of RIDGE RESOURCES	)
CORPORATION by:	)
)
/s/ Stanley Myers Authorized Signatory	) )